Exhibit 99.1

GOLD RESERVE inc.

SHAREHOLDER AGREEMENT

TO:	Gold Reserve Inc. (“Gold Reserve” or the “Corporation”)

The undersigned, being the beneficial owner of, or having control or direction over, the number of Class A common shares in the capital of the Corporation indicated herein (each, a “Common Share”) as of the date hereof, hereby agrees as follows:

(a)	The undersigned has reviewed Schedule A attached hereto describing the grant of an aggregate of 2,500,000 conditional stock options (the “Conditional Options”) to Paul Rivett, subject to the vesting terms and at the exercise price set forth therein.

(b)	The undersigned understands and acknowledges that the grant of the Conditional Options requires disinterested shareholder approval pursuant to the policies of the TSX Venture Exchange, with such approval to be obtained at the Corporation’s next annual meeting of shareholders.

(c)	The undersigned hereby agrees to vote all of the Common Shares registered in its name (and causes all of the Common Shares that are beneficially owned by it, or that it has control or direction over, to be voted in such manner) at the Corporation’s next annual meeting of shareholders in favour of the grant of the Conditional Options and an amendment to the Corporation’s current equity incentive plan to increase the number of Common Shares available for issuance to 15% of the outstanding Common Shares.

(d)	This document may be executed in as many counterparts as are necessary and all counterparts together shall constitute the agreement of the shareholders of the Corporation. Facsimile or electronically transmitted signatures shall and do hereby constitute a valid agreement of the shareholders of the Corporation with respect to the matters set forth herein.

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DATED this 3rd day of May, 2024.

CAMAC PARTNERS, LLC

By:	/s/ Eric Shahinian
Name:	Eric Shahinian
Title:	Managing Member

Number of Common Shares Beneficially Held or Controlled or Directed:

17,826,903

Schedule A

Name of Optionee	Number of Stock Options	Exercise Price per Share	Vesting Dates	Expiry Date
Paul Rivett	2,500,000	US$7.00	50% vests on the date that is 9 months after the date of grant and the remaining 50% vests on the date that is 18 months after the date of grant	5 years from the date of grant